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EXHIBIT 99.3

EXHIBIT 99.3

Pathogen Inactivated Fresh Frozen Plasma Prepared Using Helinx™ Technology is Efficacious and Well Tolerated in the Treatment of End-Stage Liver Disease Patients—The STEP AC Trial.

Introduction: Pathogen inactivated FFP (INTERCEPT Plasma) is prepared using amotosalen HCl (S-59) and UVA light to inactivate a broad spectrum of blood borne pathogens in single units of FFP. S-59 Treated FFP was Evaluated in Patients with Acquired Coagulation factor deficiencies (STEP AC) in a double blind, randomized trial. Efficacy was determined by PT, PTT and clinical response to Test or Control FFP. Methods: FFP was treated using S-59 (150 µM) and UVA (~3 J/cm2) at 5 processing sites. Patients (pts) received FFP in support of acquired coagulation factor deficiencies for a 7-day period. Clinicians dosed study FFP per standard of care. Baseline pt samples were collected to assess the coagulopathy and to detect potential antibody formation to S-59 related plasma neoantigens. The primary end-point for the study was the PT/PTT response, normalized by FFP dose and body weight for the first study transfusion. Secondary end-point analyses included coagulation factor VII response to the first study transfusion, and PT/PTT responses to subsequent transfusions in the 7-day treatment period. All coagulation factor, S-59 and neo-antigenicity tests were performed by a central laboratory. Results: 121 pts were treated, while 116 pts were evaluable for the primary end-point. 48 evaluable pts were treated during orthotopic liver transplantation (OLT), while the remainder were supported before, and during other invasive procedures. There were 250 transfusion episodes in the study (123 Test; 127 Control). Overall, Test transfusions averaged 6.2 units/episode (±8.61; range of 1 to 66) versus a mean of 7.4 units/episode (±11.29; range of 1 to 56) in the Control arm. PT/PTT responses to the first transfusion were compared in all cases, and then stratified by those associated with OLT. Dose and weight-adjusted PT/PTT changes collected for the first study transfusion, in terms of sec•kg/mL, were compared using a 2-sample t-test.

All Patients
	INTERCEPT Plasma (N=58)			Control (N=58)
	Pre-	Post-	Change (s•kg/mL)	Pre-	Post-	Change (s•kg/mL)	p Value
PT(s)	22.3±10.6	18.8±4.5	0.3±0.6	21.9±6.6	18.2±3.5	0.4±0.5	0.467

PTT(s)	42.5±13.4	39.3±11.2	0.3±0.8	43.6±16.8	41.4±23.0	-0.4±6.0	0.599

OLT Cases
	INTERCEPT Plasma (N=22)			Control (N=26)
	Pre-	Post-	Change (s•kg/mL)	Pre-	Post-	Change (s•kg/mL)	p Value
PT(s)	19.4±7.2	17.7±5.5	0.0±0.2	19.9±7.2	16.5±3.3	0.1±0.4	0.330

PTT(s)	39.1±12.4	37.9±14.2	0.0±0.3	42.7±21.2	36.9±8.7	0.3±1.2	0.552

Factor VII response correlated with dose in both study arms. No antibodies to potential plasma neoantigens were detected. Peak S-59 levels were comparable to previous Helinx clinical trial results. Adverse events were comparable between INTERCEPT and Control arms (p=0.619). Conclusions: INTERCEPT Plasma used to support patients with acquired coagulopathies was comparable to conventional plasma with respect to PT/PTT response and safety in this population. The results of this clinical trial support the proposed use of INTERCEPT Plasma in a manner consistent with current practice for standard FFP.

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EXHIBIT 99.3
EXHIBIT 99.3